EXHIBIT C

EXECUTION VERSION

FORM OF STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made as of September 14, 2018, by and among Carpenter Community BancFund, L.P., a Delaware limited partnership (“Carpenter BancFund”), Carpenter Community BancFund-A, L.P., a Delaware limited partnership (“Carpenter BancFund A”), and the purchaser identified on the signature page hereto (the “Purchaser”).

WHEREAS, Carpenter BancFund and Carpenter BancFund-A (each, a “Seller” and collectively, the “Sellers”) collectively own 7,417,593 shares of common stock, no par value per share (the “Common Stock”), of Pacific Mercantile Bancorp, a California corporation (the “Company”); and

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, that number of shares of Common Stock set forth below the Purchaser’s name on the signature page hereto (the “Shares”), for the consideration set forth below and subject to all of the terms, conditions, promises, representations and warranties set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), each Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from each Seller, that number of shares of Common Stock set forth opposite such Seller’s name on Exhibit A for a cash price of $8.25 per Share (the “Per Share Purchase Price”).

2.                                      Closing Deliveries.

(a)                                 At the Closing, each Seller will deliver to the Purchaser, by book entry transfer to the Purchaser or its nominee through an electronic account maintained by the Company’s transfer agent, the Shares to be sold by such Seller pursuant to Section 1.  Further, each Seller covenants that it shall at any time, and from time to time after the date hereof, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, such further instruments, conveyances, assignments, transfers, assurances and any other such instruments of conveyance, upon the reasonable request of the Purchaser, to confirm and evidence the sale of the Shares by such Seller hereunder.

(b)                                 At the Closing, the Purchaser shall pay to each Seller cash in an amount equal to the (i) Per Share Purchase Price multiplied by (ii) the number of Shares to be sold by such Seller pursuant to Section 1, in each case by wire transfer in immediately available funds to such account as such Seller shall designate in writing.

3.                                      Closing.  The closing of the sale to, and purchase by, the Purchaser of the Shares (the “Closing”) shall occur simultaneously with the execution of this Agreement on the date hereof, electronically or at such location as the Sellers and the Purchaser may mutually agree (the “Closing Date”).

4.                                      Seller Representations & Warranties.  Each Seller hereby makes the following representations and warranties to the Purchaser with respect to itself only, severally and not jointly, as of the Closing Date:

(a)                                 The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has all necessary power and authority under all applicable laws to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to carry out the provisions hereof.  All actions on the Seller’s part required for the lawful execution, delivery and performance of this Agreement have been taken as of the date hereof.

(b)                                 This Agreement has been duly and validly executed and delivered by the Seller, and constitutes the valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and/or (b) as limited by general principles of equity that restrict the availability of equitable remedies.

(c)                                  The execution, delivery and performance of this Agreement by the Seller will not: (i) contravene any law, rule or regulation of any state or of the United States, or any order, writ, judgment, injunction, decree, determination or award, or cause the suspension or revocation of any authorization, consent, approval or license, presently in effect to which the Seller is subject; (ii) conflict with or violate any provision of the certificate of formation, bylaws or equivalent organizational documents, each as amended to date, of the Seller and each of its subsidiaries or (iii) conflict with, accelerate the performance of or result in a breach of or default of any indenture or loan or credit agreement or any other agreement or instrument to which the Seller is a party or by which the Seller or its properties may be affected or bound.

(d)                                 The Seller’s delivery of the Shares to the Purchaser pursuant to Section 2(a) on the Closing Date shall transfer to the Purchaser good, marketable and unencumbered title to the Shares, free and clear of any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first offer or first refusal, buy/sell agreement or any other restriction or covenant with respect to, or condition governing, voting, transfer, receipt of distribution or exercise of any other attribute of ownership, other than (1) those created by the Purchaser, and (2) those created under federal and state securities laws.  The Seller is, and immediately prior to the Closing the Seller will be the record and beneficial owner of, the Shares to be sold by the Seller.  The Shares owned by the Seller and to be transferred hereunder have been duly authorized and validly issued and are free of any preemptive rights. There are no voting trusts or other agreements or understandings to which the Seller is a party with respect to the voting of the Shares transferred hereunder.

(e)                                  Any instruments, agreements or instructions executed and delivered by the Seller to the Purchaser, the Company or the Company’s transfer agent pursuant to Section 2(a) will be valid and binding obligations of the Seller, enforceable in accordance with their respective terms, in order to effect the delivery and transfer of the Shares as set forth in Section 2(a).

(f)                                   The Seller has not relied upon any representation or other information from the Purchaser (whether oral or written) with respect to the Company other than as set forth in this Agreement.

(g)                                  The Seller has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares, pursuant to the terms and conditions of this Agreement, and has made its own analysis and decision to sell the Shares independently and without reliance upon the Purchaser or the Purchaser’s agents.

(h)                                 No orders, permissions, consents, approvals or authorizations of any Governmental Entity or other third party are required to be obtained by the Seller and no application, notification, request, registration or declaration is required to be filed with any Governmental Entity or other third party by the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as may have been obtained prior to the Closing Date.  For purposes of this clause, “Governmental Entity” means any governmental or regulatory authority, agency, commission, body, court, tribunal or other governmental entity or authority having jurisdiction over the Seller.

(i)                                     There is no action, suit, proceeding or investigation pending, or to the Seller’s knowledge, currently threatened that questions the validity of this Agreement or the right of Seller to enter into this Agreement or to consummate the transactions contemplated hereby.

(j)                                    Except as required by the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws, and banking laws and regulations, there are no restrictions or limitations on Seller’s ownership or transfer of the Shares.

(k)                                 Neither the Seller nor any affiliate of the Seller, nor, to the Seller’s knowledge, any of its or their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, finder’s fees or any other commissions or similar fees in connection with this Agreement or the transactions contemplated hereby, except for the placement agent fees to be paid by the Seller to Keefe, Bruyette & Woods, Inc. (the “Placement Agent”).

(l)                                     Neither the Seller, nor any of its affiliates, nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act (“Regulation D”)) in connection with the offer or sale of the Shares.

5.                                      Purchaser Representations & Warranties.  The Purchaser hereby makes the following representations and warranties to each Seller and the Company as of the Closing Date:

(a)                                 If Purchaser is an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership, or limited liability company power and authority to enter into and to consummate the transactions contemplated hereby, and to carry out the provisions hereof.  All actions on the Purchaser’s part required for the lawful execution and delivery of this Agreement have been taken as of the date hereof.

(b)                                 This Agreement has been duly and validly executed and delivered by the Purchaser, and constitutes the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and/or (b) as limited by general principles of equity that restrict the availability of equitable remedies.

(c)                                  The execution, delivery and performance of this Agreement by the Purchaser will not: (i) contravene any law, rule or regulation of any state or of the United States, or any order, writ, judgment, injunction, decree, determination or award, or cause the suspension or revocation of any authorization, consent, approval or license, presently in effect that affects or binds the Purchaser; (ii) conflict with or violate any provision of the organizational documents (if Purchaser is an entity) of the Purchaser or any of its subsidiaries or (iii) conflict with, accelerate the performance of or result in a breach of or default of any indenture or loan or credit agreement or any other agreement or instrument to which the Purchaser is a party or by which the Purchaser or its properties may be affected or bound.

(d)                                 The Shares being acquired by the Purchaser are being acquired for investment for the Purchaser’s own account only, and not with a view to, or for resale in connection with, any “distribution” of the Shares within the meaning of the Securities Act.

(e)                                  The Purchaser has not relied upon any representation or other information from the Sellers (whether oral or written) or any of its directors, officers, employees, attorneys, agents or representatives, including the Placement Agent, with respect to the Company other than those as set forth in this Agreement.

(f)                                   The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) promulgated under the Securities Act, is a sophisticated investor, and has such knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of the acquisition of the Shares.  The Purchaser has the ability to bear the economic risks of its purchase of the Shares and has obtained all information it has requested concerning the business and financial condition of the Company to make an informed decision regarding the acquisition of the Shares and has made its own analysis and decision to acquire the Shares independently and without reliance upon the Seller or the Seller’s affiliates or agents.

(g)                                  Neither the Purchaser nor any affiliate of the Purchaser, nor, to the Purchaser’s knowledge, any of its or their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, finder’s fees or any other commissions or similar fees in connection with this Agreement or the transactions contemplated hereby.

(h)                                 After giving effect to the purchase of the Shares hereunder, Purchaser will not, either acting alone or together with any other person that may be affiliated with Purchaser, or may be considered to be acting in concert with Purchaser pursuant to 12 C.F.R. Part 303, Subpart E, or 12 C.F.R. Section 225.2 or 225.41, own, control, or have the power to vote securities of the Company in excess of 9.9% of any class of voting securities of the Company.

(i)                                     The Purchaser has no present intention of acquiring control of the Company, will not acquire control of the Company in the future without the prior approval of applicable federal, state or local governmental entities, and is not participating in any joint activity or parallel action towards a common goal between or among such purchasers of acquiring control of the Company.

(j)                                    The Purchaser: (i) became aware of the offering of the Shares, and the Shares were offered to the Purchaser, solely by direct contact between the Purchaser and the Sellers or the Placement Agent, and not by any other means, including any form of “general solicitation” or “general advertising” (as such terms are used in Regulation D); (ii) reached its decision to invest in the Company independently from any other investor; (iii) has entered into no agreements with shareholders of the Company or other investors for the purpose of controlling the Company or any of its subsidiaries; and (iv) has entered into no agreements with shareholders of the Company or other investors regarding voting or transferring the Purchaser’s interest in the Company.

(k)                                 The Purchaser understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired in a transaction not involving a public offering and that under the Securities Act and the rules and regulations thereunder, such securities may be resold without registration under the Securities Act only in limited circumstances. The Purchaser represents that it understands the resale limitations imposed by Rule 144 promulgated under the Securities Act and by the Securities Act on the Shares.

(l)                                     The Purchaser acknowledges that all certificates or other instruments representing the Shares may, at the option of the Company, bear a restrictive legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND SUCH SECURITIES MAY NOT BE SOLD, OTHERWISE DISPOSED OF OR TRANSFERRED, IN WHOLE OR IN PART, EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT

AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS OR SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

6.                                      Miscellaneous.

(a)                                 Further Assurance.  Consistent with the terms and conditions hereof, the Sellers and the Purchaser will execute and deliver such instruments and take such other action as the other party or parties hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

(b)                                 Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(c)                                  Entire Agreement; Enforcement of Rights; Amendment; Third Party Beneficiary.  This Agreement, together with any appendices hereto, sets forth the entire agreement and understanding of the parties hereto relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  The failure by a party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.  No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by the parties hereto.  The Company is an express, third party beneficiary of the representations and warranties made by the parties in this Agreement.

(d)                                 Construction.  This Agreement is the result of negotiations among and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties, and no ambiguity shall be construed in favor of or against any one of the parties; provided that the parties acknowledge and agree that each of the economic terms of this Agreement (including the Per Share Purchase Price) is the result of negotiations solely between the Seller and the Purchaser on an arms’ length basis.

(e)                                  Counterparts; Originals.  This Agreement may be executed in one or more counterparts and by PDF or facsimile, each of which shall be deemed an original and all of which together shall constitute one instrument.

(f)                                   Consultation with Advisors.  Each party hereto acknowledges and agrees that it had a full and complete opportunity to consult legal, tax and business advisors and has in fact consulted such advisors with respect to this Agreement and any matters hereunder to the extent it has deemed appropriate.

(g)                                  Publicity.  Each party hereto shall, and shall cause its representatives, officers, directors, agents and affiliates to, hold in confidence and not disclose without the prior written consent of the other parties (such consent not to be unreasonably withheld), any material information regarding this Agreement and the transactions contemplated hereby, except as may be required by applicable laws, regulations, government authorities or stock exchanges.

(h)                                 Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable, documented out-of-pocket attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(i)                                     Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, nor an acquiescence therein, nor a waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permission, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(j)                                    Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and received: (i) on the date of personal service thereof; (ii) on the third business day after mailing, if the notice is mailed by registered or certified mail; (iii) one business day after being sent by professional or overnight courier or messenger service guaranteeing overnight delivery, with receipt confirmed by the courier; or (iv) on the date of transmission if sent by facsimile or by such other means of electronic transmission resulting in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this Section 7(j).  Failure to conform to the requirements that mailings be done by one of the above-specified methods shall not defeat the effectiveness of notice actually received by the addressee.

If to the Purchaser:

As set forth on the signature page hereto

If to the Sellers:

c/o Carpenter Fund Manager GP, LLC

Attention: John D. Flemming

2 Park Plaza, Suite 550

Irvine, California 92614

Tel: (949) 261-8888

Fax: (949) 260-1353

Email:            jflemming@carpentercompany.com

With a copy to:

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Dr.

Costa Mesa, California 92626

Attention: Joshua Dean, Esq.

Tel: (714) 424-8292

Fax: (714) 424-5991

Email:            jdean@sheppardmullin.com

(k)                                 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(l)                                     Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

(m)                             Successors and Assigns.  The terms of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, this Agreement will be assignable by the Purchaser only with the prior written consent of the Seller.

(n)                                 Survival.  Each of the representations and warranties, covenants and agreements, set forth in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SELLERS:

Carpenter Community BancFund, L.P.

By:	CARPENTER FUND MANAGER GP, LLC, its General Partner

By:
Name:
Title:

Carpenter Community BancFund-A, L.P.

By:	CARPENTER FUND MANAGER GP, LLC, its General Partner

By:
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[Signature Page to Stock Purchase Agreement]

PURCHASER:

By:

Name:

Title:

Number of Shares to be Acquired:

Aggregate Purchase Price (multiply number of Shares to be acquired by $8.25): $

Tax ID No.:

Address for Notice:

Telephone No.:

Facsimile No.:

E-mail Address:

Attention:

Exact name that the Shares are to be registered in:

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Seller	Number of Shares of Common Stock
Carpenter Community BancFund, L.P.
Carpenter Community BancFund-A, L.P.
Total:

Exhibit A - 1